Exhibit (b)-(1)

EQUITY COMMITMENT LETTER

FountainVest China Growth Fund, L.P.

FountainVest China Growth Capital Fund, L.P.

FountainVest China Growth Capital-A Fund, L.P.

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

March 22, 2013

Flora Bloom Holdings

c/o

FountainVest China Growth Fund, L.P.

FountainVest China Growth Capital Fund, L.P.

FountainVest China Growth Capital-A Fund, L.P.

Ladies and Gentlemen:

This letter agreement sets forth the commitments of each of the parties set forth on Schedule A attached hereto (each, a “Sponsor Fund” and collectively, the “Sponsor Funds”), subject to the terms and conditions contained herein, to purchase certain equity interests of Flora Bloom Holdings, a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) to be entered into among LJ International Inc. (the “Company”), Parent and Flora Fragrance Holdings Limited, a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. Commitment. This letter agreement confirms the commitment of each of the undersigned, severally and not jointly, subject to the terms and conditions set forth herein, to subscribe for (or cause to be subscribed for) equity securities of Parent in immediately available funds at or prior to the Closing for an aggregate cash purchase price equal to the percentage of the Aggregate Commitment set forth opposite such Sponsor Fund’s name on Schedule A hereto (such amount, with respect to each Sponsor Fund is such Sponsor Fund’s “Sponsor Fund Commitment”), which will be applied to (i) fund a portion of the Exchange Fund and any other amounts required to be paid pursuant to the Merger Agreement and (ii) pay related fees and expenses pursuant to the Merger Agreement; provided that (i) no Sponsor Fund shall, under any circumstances, be obligated to contribute more than its Sponsor Fund Commitment to Parent and the Sponsor Funds, collectively, shall not, under any circumstances, be obligated to contribute more than the Aggregate Commitment to Parent; and (ii) the liability of each Sponsor Fund hereunder shall not exceed its respective Sponsor Fund Commitment, and the liability of the Sponsor Funds, collectively, shall not exceed the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to $52,483,988. Each Sponsor Fund may effect the purchase of the equity interests of Parent directly or indirectly through one or more direct or indirect Subsidiaries of such Sponsor Fund or any other private equity fund managed or advised by an affiliate of such Sponsor Fund, including, without limitation, Urban Prosperity Holding Limited. The amount of the Aggregate Commitment to be funded under this letter agreement may be reduced in an amount specified by Parent but only to the extent that it will be possible for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement with the Sponsor Funds contributing less than the full amount of the Aggregate Commitment.

2. Conditions. The Aggregate Commitment, including the obligation of each Sponsor Fund to fund its Sponsor Fund Commitment, shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Transactions, (iii) either the contemporaneous consummation of the Closing or the obtaining by the Company in accordance with the terms and conditions of Section 9.07(b) of the Merger Agreement of an order requiring Parent to cause the Financing to be funded and to consummate the Merger, and (iv) the contemporaneous closing of the subscription of newly issued Parent shares and the cancellation of the Company Shares by the Rollover Shareholders on the terms and conditions of each Rollover Agreement.

3. Enforceability. This letter agreement may only be enforced by (i) Parent at the direction of the Sponsor Funds or (ii) the Company solely in accordance with, and to the extent expressly permitted by, Section 9.07 of the Merger Agreement. Neither Parent’s, Merger Sub’s nor the Company’s creditors shall have the right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

4. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the Sponsor Funds. Together with the Merger Agreement and the Confidentiality Agreement (as defined in the Merger Agreement), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsor Funds or any of their respective affiliates, on the one hand, and Parent or any of its affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 and Section 12 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Parent and the Sponsor Funds. Any transfer in violation of the preceding sentence shall be null and void.

5. Governing Law; Jurisdiction. This letter agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of New York excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this letter agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

6. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this letter agreement, or any of the transactions contemplated by this letter agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications expressed above.

7. Counterparts. This letter agreement may be executed in any number of counterparts (including by email of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

8. Third Party Beneficiaries. The Company is a third party beneficiary of this letter agreement solely to specifically enforce the terms of this letter agreement as set forth in Section 3(ii) of this letter agreement, and shall have no other remedies (contractual, legal or equitable). Except as provided in the immediately preceding sentence, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder or any rights to enforce the Aggregate Commitment or any provision of this letter agreement.

9. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Sponsor Fund and Parent; provided, however, that each of the Sponsor Funds and Parent may disclose the existence and content of this letter agreement to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, and the Sponsor Funds may disclose the existence and content of this letter agreement to any Sponsor Fund Affiliate (as defined below). Notwithstanding the foregoing, a copy of this letter agreement may be provided to the Company if the Company agrees to treat this letter agreement as confidential. If provided to the Company, the Company may disclose the existence and content of this letter agreement (i) to its affiliates and representatives who need to know the existence of this letter agreement and are subject to confidentiality obligations with each Sponsor Fund and/or Parent; (ii) in connection with any litigation relating to the Merger, the Merger Agreement, and the transactions contemplated thereby as permitted by or provided for in the Merger Agreement; and (iii) in any U.S. Securities and Exchange Commission filings relating to the Merger if required under U.S. securities laws.

10. Termination. This letter, and the obligation of each Sponsor Fund to fund its Sponsor Fund Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Closing, (b) the first anniversary of the date hereof, (c) the valid termination of the Merger Agreement in accordance with its terms or (d) the Company or any of its affiliates asserting a claim against any Sponsor Fund or any affiliate thereof in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than as expressly permitted by clause (ii) of Section 3 of this letter agreement).

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the addressee covenants, agrees and acknowledges that no person other than the undersigned has any obligation hereunder and that, notwithstanding that any of the undersigned may be a partnership or limited liability company, the addressee has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, affiliates, members, managers, general or limited partners or assignees of the undersigned or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent, advisors or representatives of any of the foregoing (each, a “Sponsor Fund Affiliate”), through the undersigned or otherwise, whether by or through attempted piercing the corporate veil, by or through a claim by or on behalf of Parent against the Sponsor Fund Affiliates, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Assignment. The rights, interests or obligations under this letter agreement may not be assigned and/or delegated, in whole or in part, by any party or by operation of Law or otherwise without the prior written consent of the other party, except that, without the prior written consent of Parent, the rights, interests or obligations under this letter agreement may be assigned and/or delegated, in whole or in part, by any Sponsor Fund to one or more of its affiliates or to one or more private equity funds sponsored or managed by any such affiliate, provided that the applicable Sponsor Fund will remain liable hereunder. Any attempted assignment in violation of this Section 12 shall be null and void.

13. Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Sincerely,

FOUNTAINVEST CHINA GROWTH FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND, L.P.

By FountainVest China Growth Partners GP1, L.P., its general partner

By FountainVest China Growth Partners GP Ltd, its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

[SIGNATURE PAGE – EQUITY COMMITMENT LETTER]

Agreed to and accepted:

FLORA BLOOM HOLDINGS

By:	/s/ Neil Gray
Name:	Neil Gray
Title:	Director

[SIGNATURE PAGE – EQUITY COMMITMENT LETTER]

SCHEDULE A

Sponsor Fund	Sponsor Fund Commitment (% of Aggregate Commitment)
FountainVest China Growth Fund, L.P.	US$ 31,108,833.00 (59.272999%)

FountainVest China Growth Capital Fund, L.P.	US$ 20,892,836.00 (39.808019%)

FountainVest China Growth Capital-A Fund, L.P.	US$ 482,319.00 (0.918982%)

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